Financial Contact:     Mimi E. Vaughn (615) 367-7386
Media Contact:    Claire S. McCall (615) 367-8283

GENESCO REPORTS COMPARABLE SALES
--Expects Fiscal 2016 Adjusted Earnings Per Share in the Range of $4.30 to $4.40 Per Share--
--Announces Participation in 18th Annual ICR XChange Conference--

NASHVILLE, Tenn., Jan. 11, 2016 -Genesco Inc. (NYSE: GCO) announced today that comparable sales, including both stores and direct sales, increased 5% for the quarter-to-date period ended January 2, 2016. Same store sales were up 3% and sales for the Company's e-commerce and catalog direct sales businesses increased 20% on a comparable basis for that period. Comparable sales changes for each retail segment and the total Company for the period were as follows:

Quarter-to-Date (January 2, 2016)

	Comparable Sales (stores only)	Comparable Direct Sales	Comparable Sales (Stores and Direct)
Journeys Group	6%	21%	7%
Schuh Group	-5%	9%	-2%
Lids Sports Group	2%	37%	5%
Johnston & Murphy Group	6%	8%	6%
Total Genesco	3%	20%	5%

The Company also announced that it now expects adjusted earnings per diluted share for the fiscal year ending January 30, 2016, in the range of $4.30 to $4.40 per share.  The reduction from the previous, most recently announced guidance range of $4.50 to $4.60 per share reflects measures planned to complete the Lids Sports Group's year-long inventory reduction program in the fourth quarter and current challenges in the Schuh Group's business.

Robert J. Dennis, Chairman, President and Chief Executive Officer of Genesco, said, "We are pleased with the top line performance of all our North American businesses during a generally difficult Holiday selling season.  We are especially pleased with the strong performance at Journeys, which delivered another exceptional Holiday season. Consistent with our commitment to do what is necessary to enter the new fiscal year with clean inventories in the Lids Sports Group, we anticipate a final, aggressive push to liquidate excess inventory by year end, which will take fourth quarter earnings below our previous guidance.  We are confident that this final step is the appropriate one to position the Lids Sports business for stronger performance in the coming year.

"Overall, our outlook for Fiscal 2017 is positive, reflecting both the current favorable trends at Journeys and Johnston & Murphy and expected improvement in the Lids Sports Group, given the anticipated benefits of the additional inventory reduction initiatives and the relatively easier comparisons to this year's performance, which included heavy promotional activity related to those initiatives.  We plan to provide more definitive and detailed guidance in connection with our year-end earnings release and conference call."

Genesco plans to announce its fourth quarter and fiscal year 2016 results on March 11, 2016.

The Company’s adjusted earnings per share expectations for Fiscal 2016 do not reflect expected non-cash asset impairments and other charges, estimated in the range of $7.8 million to $8.3 million pretax, or $0.21 per share to $0.23 per share after tax, for the full fiscal year. They also do not reflect expenses in connection with deferred purchase price payments related to the acquisition of the Schuh business, which are $1.5 million, or $0.06 per diluted share, for the full fiscal year. The Company believes that providing an adjusted earnings per share estimate not reflecting these items will benefit investors by facilitating comparison with the Company's previously announced expectations, which also excluded these items. A reconciliation of the adjusted earnings per share estimates with the diluted earnings per share estimates calculated in accordance with U.S. Generally Accepted Accounting Principles is included as Schedule A to this press release.

Genesco also announced that management will present at the 18th Annual ICR XChange Conference on Tuesday, January 12, 2016, at 2:00 p.m. (Eastern Standard Time). The audio portion of the presentation will be webcast live and may be accessed through the Company's internet website, http://www.genesco.com. To listen, please go to the website at least 15 minutes early to register, download and install any necessary software.

Cautionary Note Concerning Forward-Looking Statements

This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including our ability to right size inventory levels in the Lids Sports Group; the timing and amount of non-cash asset impairments related to retail store fixed assets or to intangible assets of acquired businesses; the effectiveness of the Company’s omnichannel initiatives; weakness in the consumer economy and retail industry; competition in the Company's markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company's retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; and the performance of athletic teams, the participants in major sporting events such as the Super Bowl and World Series, developments with respect to certain individual athletes, and other sports-related events or changes that may affect period-to-period comparisons in the Company’s Lids Sports Group retail business. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.
Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,800 retail stores and leased departments throughout the U.S., Canada, the United Kingdom, the Republic of Ireland and Germany, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Little Burgundy, Schuh, Schuh Kids, Lids, Locker Room by Lids, Lids Clubhouse, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.schuh.co.uk, www.johnstonmurphy.com, www.littleburgundyshoes.com ,www.lids.com, www.lids.ca, www.lidslockerroom.com, www.lidsteamsports.com, www.lidsclubhouse.com, www.trask.com, www.suregripfootwear.com and www.dockersshoes.com. The Company's Lids Sports Group division operates the Lids headwear stores, the Locker Room by Lids and other team sports fan shops and single team clubhouse stores, and the Lids Team Sports team dealer business. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, SureGrip, G.H. Bass and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Schedule A

Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending January 30, 2016

In Thousands (except per share amounts)	High Guidance		Low Guidance
	Fiscal 2016		Fiscal 2016
Forecasted earnings from continuing operations	$94,660	$4.13	$91,680	$4.01

Adjustments: (1)
Asset impairment and other charges	4,928	0.21	5,244	0.23
Deferred payment - Schuh acquisition	1,490	0.06	1,490	0.06

Adjusted forecasted earnings from continuing operations (2)	$101,078	$4.40	$98,414	$4.30

(1) All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2016 is approximately 36.8% excluding a FIN 48 discrete item of $0.1 million.

(2) EPS reflects 23.0 million share count for Fiscal 2016 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.